Exhibit 10.74

Summary Sheet

Compensation and Benefits for Named Executive Officers1

Effective September 1, 2006

The employment of R. Kerry Clark, Robert D. Walter and Ronald K. Labrum with Cardinal Health, Inc. (the “Company”) is governed by employment agreements dated April 17, 2006, April 17, 2006 (as amended August 2, 2006) and November 5, 2003 (as amended September 15, 2005 and May 29, 2006), respectively. These employment agreements outline certain elements of each employee’s compensation and benefits. David L. Schlotterbeck and Jeffrey W. Henderson do not have employment agreements with the Company, but certain of Messrs. Schlotterbeck’s and Henderson’s compensation arrangements are set forth in a retention agreement dated August 31, 2004 (as amended November 2, 2005) and an offer letter dated April 13, 2005 (as amended August 5, 2006), respectively. Each employee named in the table below is a party to equity incentive award agreements with the Company and is eligible to receive future equity incentive awards (with the exception of Mr. Labrum). Messrs. Clark’s and Walter’s employment agreements contain specific provisions regarding equity incentive awards. In addition to being eligible to receive cash awards under the Company’s annual cash incentive award program, Messrs. Clark, Schlotterbeck and Henderson are eligible to receive cash awards under the Cardinal Health, Inc. Long-Term Incentive Cash Program for the Fiscal Years 2006-2008, which was previously disclosed in Forms 8-K dated November 1, 2005 and August 1, 2006. The following are additional details concerning compensation and benefits for these employees.

Name and Principal Position	Current Annual Base Salary	Current Annual Cash Incentive Target	Retirement Benefits	Other General Benefits and Perquisites[2]
R. Kerry Clark President and Chief Executive Officer	$1,400,000	160% of annual base salary	Participation in the Company’s 401(k) Savings Plan and Deferred Compensation Plan on same terms offered to all plan participants, including Company match and annual contribution.	Health, welfare and stock purchase benefits on same terms generally available to Company employees; coverage under the Company’s D&O liability insurance policy; personal use of Company plane (including tax gross-up).

Robert D. Walter Executive Chairman of the Board	$900,000	150% of annual base salary	Participation in the Company’s 401(k) Savings Plan and Deferred Compensation Plan on same terms offered to all plan participants, including Company match and annual contribution.	Health, welfare and stock purchase benefits on same terms generally available to Company employees; coverage under the Company’s D&O liability insurance policy; personal use of Company plane (including tax gross-up).

David L. Schlotterbeck Chief Executive Officer – Pharmaceutical and Medical Products	$725,000	100% of annual base salary	Participation in the Company’s 401(k) Savings Plan and Deferred Compensation Plan on same terms offered to all plan participants, including Company match and annual contribution.	Health, welfare and stock purchase benefits on same terms generally available to Company employees; coverage under the Company’s D&O liability insurance policy; personal use of Company plane if authorized by the CEO.

Ronald K. Labrum Former Chairman and Chief Executive Officer – Healthcare Supply Chain Services[3]	$650,000	115% of annual base salary	Participation in the Company’s 401(k) Savings Plan and Deferred Compensation Plan on same terms offered to all plan participants, including Company match and annual contribution.	Health, welfare and stock purchase benefits on same terms generally available to Company employees; coverage under the Company’s D&O liability insurance policy.

Jeffrey W. Henderson Chief Financial Officer	$675,000[4]	100% of annual base salary	Participation in the Company’s 401(k) Savings Plan and Deferred Compensation Plan on same terms offered to all plan participants, including Company match and annual contribution.	Health, welfare and stock purchase benefits on same terms generally available to Company employees; coverage under the Company’s D&O liability insurance policy; personal use of Company plane if authorized by the CEO.

1 As disclosed in a Form 8-K dated April 17, 2006, on April 17, 2006, the Company and George L. Fotiades, the Company’s former President and Chief Operating Officer, entered into a separation agreement that provided that Mr. Fotiades’ employment with the Company would terminate on May 19, 2006. Mr. Fotiades’ severance arrangements are described in the Form 8-K report.

2 See also the Summary Compensation Table in the Company’s definitive proxy statement relating to the Company’s 2006 annual meeting of shareholders, which is incorporated by reference into the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2006, for disclosure of other perquisites provided to certain of these employees.

3 As disclosed in a Form 8-K dated May 29, 2006, Mr. Labrum ceased to be Chairman and Chief Executive Officer – Healthcare Supply Chain Services on July 31, 2006 and will cease to be an employee of the Company on September 22, 2006 (or at his election, another date between July 31, 2006 and September 22, 2006). Mr. Labrum’s severance arrangements are described in the Form 8-K report.

4 Effective September 4, 2006.